Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”)
This Separation Agreement and General Release (the “Agreement”) is entered into by and between Golden Entertainment, Inc. (referred to throughout this Agreement as “Employer”) and Thomas Haas (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.
1. Last Day of Employment. Employee’s last day of employment with Golden Entertainment, Inc. is March 21, 2025 (“Separation Date”). By signing this Agreement, Employee hereby confirms his resignation from all positions held with the Employer or its affiliates, including his position as Chief Accounting Officer, as of the Separation Date.
2. Consideration. In consideration for signing this Agreement, complying with its terms, and provided Employee does not revoke this Agreement, Golden Entertainment, Inc. agrees if Employee properly elects to continue coverage in Employer’s medical, dental and vision plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the applicable terms of the plan, Employer will pay all COBRA premiums (at the same level of coverage for Employee in effect immediately prior to the Separation Date) for twelve (12) months of such coverage unless Employee’s COBRA coverage period ends earlier (the “COBRA Payment Period”). Any further coverage beyond twelve (12) months will be at Employee’s expense.
Should the COBRA policy lapse due to Employee’s non-payment of any employee premiums and/or Employee’s failure to submit required COBRA forms, it shall be the responsibility of Employee to cure such defects, and Employer will not be held liable for any lapses in coverage and will not be required to make any payments for continued healthcare coverage for the Employee during any lapse in COBRA coverage. If the Employer, in its sole discretion, determines the payments of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code, the premium payments will be imputed as income and treated as taxable to Employee to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.
3. Additional Consideration. Golden Entertainment, in its sole and absolute discretion, is exercising its bargained-for covenants of Employee’s Confidentiality and Restrictive Covenant Agreement, last ratified by Employee on March 14, 2024, except the Non-Competition Covenant, Section 3, pages 2&3, which, as additional consideration for executing this Agreement, Golden Entertainment is waiving. Employee acknowledges and affirms by signing this Agreement that the grant of Restricted Stock Units and/or Time-based Restricted Stock Units was good and sufficient consideration for agreeing to the terms of the Confidentiality and Restrictive Covenant Agreement last ratified on March 14, 2024.
Although the Company is choosing, in its sole discretion not to enforce the Non-Competition Covenant, Golden Entertainment, Inc. agrees to pay to Employee one (1) month salary at the base rate of pay for an eight (8) month term, less lawful deductions. Employee’s one-month base salary is equal to the gross amount of twenty-five thousand dollars ($25,000.00).
The Severance Term shall be for eight (8) months for a total gross amount of two hundred thousand dollars ($200,000.00), payable in bi-weekly installments over the Severance Term occurring on the Company’s regular pay dates. The first installment will be paid to Employee within eighteen (18) calendar days after Golden Entertainment Inc.’s receipt of the original of this Agreement signed by Employee, assuming Employee executes and does not revoke this Agreement in the applicable time periods as defined herein and is in full compliance with all other provisions of this Agreement (which first installment will include any installments that would have otherwise occurred prior to such initial payment date in accordance with the Company’s regular pay dates but for the delay pending the effectiveness of the effectiveness of this Agreement). Employee agrees that Employee is responsible for all applicable taxes, if any, as a result of the receipt of the monies in Paragraphs 2 and 3. Employee understands and agrees that the monies in Paragraphs 2 and 3 will be reported on Internal Revenue Service Form W-2.

Furthermore, the Company agrees to accelerate the vesting of all Restricted Stock Units (RSUs), to no later than March 14, 2026 (including those performance-based RSUs that have been earned but remain subject to additional service-based vesting following the completion of the applicable performance period).
4. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein. In the event of Employee’s breach of this Agreement or the Confidentiality and Restrictive Covenant Agreement, the Company shall have the right to cease any further severance benefits or payments under paragraph “2” or paragraph “3” above.
5. General Release, Claims Not Released and Related Provisions
a. General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharge Employer, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:
▪The Age Discrimination in Employment Act;
▪Title VII of the Civil Rights Act of 1964;
▪Sections 1981 through 1988 of Title 42 of the United States Code;
▪The Employee Retirement Income Security Act of 1974 (“ERISA”);
▪Families First Coronavirus Response Act;
▪The Pregnant Worker’s Fairness Act;
▪The Internal Revenue Code of 1986;
▪The Immigration Reform and Control Act;
▪The Americans with Disabilities Act of 1990;
▪The Worker Adjustment and Retraining Notification Act;
▪The Fair Credit Reporting Act;
▪The Family and Medical Leave Act;
▪The Equal Pay Act;
▪The Genetic Information Nondiscrimination Act of 2008;
▪The Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA);
▪Nevada Equal Opportunities for Employment Law – NRS. § 613, et seq.;
▪Nevada Equal Pay Law – NRS. § 608.017;

▪Nevada School Visitation Law – NRS. § 392.920;
▪Nevada Wage Payment and Work Hour Law – NRS. § 608, et seq.;
▪Nevada Occupational Safety & Health Act – NRS. § 618, et seq.;
▪Nevada Pregnant Workers Fairness Act – NRS. § 613.335 et seq.;
▪Nevada Paid Leave;
▪any other federal, state or local law, rule, regulation, or ordinance
▪any public policy, contract, tort, or common law; or
▪any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
b. Claims Not Released. Employee is not waiving any rights he/she may have to: (a) his/her own vested accrued employee benefits under the Employer’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.
c. Governmental Agencies.
Nothing in this Agreement or any other agreement you may have signed or company policy, prohibits, prevents, or otherwise limits Employee from (1) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, any federal agency responsible for workplace safety, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental agency, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency. To the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Employee’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Employee is also not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
d. Collective/Class Action and Jury Trial Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Releasee identified in this Agreement is a party. Similarly, as to any such claim against any Releasee that is not otherwise released, Employee waives Employee’s right to a jury trial subject to applicable law.
6. Waiver of ADEA Claims. Employee agrees that by signing this Agreement, Employee waives any claims s/he may have under the Age Discrimination in Employment Act of 1967 (the ADEA). Employee agrees this waiver is knowing and voluntary. Employee and the Company agree this waiver does not apply to ADEA claims or rights that might arise after Employee signs this Agreement. Employee also agrees Employee has no right to the Consideration in Paragraph 2 unless Employee signs this Agreement. Employee also agrees that this Agreement advises Employee in writing that:
•Employee should consult with an attorney before signing this Agreement;
•Employee has up to 21 days to consider whether to sign this Agreement, starting from the date Employee receives this Agreement;
•Any modifications, material or otherwise, made to this Agreement do not restart or affect the original up to 21 calendar day consideration period;
•Employee has 7 days after signing this Agreement to revoke it;
•If Employee revokes this Agreement Employee will not receive the Consideration in Paragraph 2; and
•This Agreement does not prevent Employee from later challenging the validity of the Agreement or from filing a charge with any government agency.
7. Acknowledgments and Affirmations.
(a) Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. Nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.
(b) Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid leave, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee further affirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.
(c) Employee further affirms that Employee has no known workplace injuries or occupational diseases that have not already been reported to Employer or adjudicated.
(d) Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(e) Employee further affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting any such allegations internally to Employer.
(f) Employee affirms that all the Company’s decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
(g) Employee and Employer acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

(h) Employee agrees to reasonably cooperate with Employer in regard to the transition of business matters handled by Employee during Employee’s employment with Employer and in regard to any litigation brought by or against Employer.
8. Confidentiality/Limited Disclosure. Employee confirms that prior to the execution of this Agreement, Employee has not revealed its financial terms to any third parties. Employee agrees not to disclose any information regarding the amount of consideration provided for this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency. This provision shall not be construed to limit Employee’s rights under the National Labor Relations Act including, but not limited to, the right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers, and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the National Labor Relations Board.
9. Mutual Non-Disparagement. Employee agrees to refrain from making false statements that are maliciously disparaging or defamatory about Releasees, or Releasees’ customers, suppliers, or vendors. The Company also agrees to direct its officers and directors to refrain from making false statements that are maliciously disparaging regarding the Employee. This provision does not prohibit any person from making truthful statements about the terms or conditions of Employee’s employment, or prohibit Employee from exercising Employee’s rights under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations.
Employee and Company and agree that nothing in this Agreement (including Sections 8 and 9) is intended to or shall prevent Employee from disclosing information that Employee has a right to disclose under applicable law, including but not limited to, Employee discussing or disclosing information relating to conduct that Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or conduct that is recognized as against a clear mandate of public policy, and which occurs at the workplace, at work-related events coordinated by or through the Employer, between employees, or between the Employer and an employee, whether on or off the employment premises.
10. Prospective Employment References and Return of Property. Employee agrees that Employee will ask future prospective employers to direct any questions about Employee’s employment with the Company to the Company’s Human Resources Department who will facilitate an agreed-to reference call with the President of the Company.
Except as provided otherwise in this Agreement or by law, Employee affirms that Employee has returned, without copying or otherwise reproducing, all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
11. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Nevada without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
12. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
13. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

14. Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, except the Confidentiality and Restrictive Covenant Agreement, last ratified by Employee on March 15, 2024, which shall remain in full force and effect according to its terms, and any arbitration, intellectual property, restrictive covenant, or confidentiality agreements between Employer and Employee, which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
15. Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.
16. Third Party Beneficiaries. All Releasees are third party beneficiaries of this Agreement for purposes of the protections offered by this Agreement, and they shall be entitled to enforce the provisions of this Agreement applicable to any such Releasee as against Employee or any party acting on Employee’s behalf.
EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO KATHERINE RODEN, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT."
THE REVOCATION MUST BE PERSONALLY DELIVERED TO KATHERINE RODEN OR HER DESIGNEE, OR MAILED TO KATHERINE RODEN, SENIOR VICE PRESIDENT OF HUMAN RESOURCES, GOLDEN ENTERTAINMENT, 2000 LAS VEGAS BLVD, LAS VEGAS, NEVADA, 89104 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

GOLDEN ENTERTAINMENT, INC.:
By:	/s/ Thomas Haas	By:	/s/ Katherine Roden
Name:	Thomas Haas	Name:	Katherine Roden
		Its:	Senior Vice President of Human Resources

Date:	March 17, 2025	Date:	March 17, 2025